Exhibit 10.9
AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION
in respect of
SENIOR SERIES A REDEEMABLE PREFERRED STOCK
of
NYTEX FDF ACQUISITION, INC.
Pursuant to Section 151 of the Delaware General Corporation Law
     The undersigned, being President of NYTEX FDF Acquisition, Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, hereby certifies that the resolutions set forth below were duly adopted by the Board of Directors of the Corporation (the “Board”).
     WHEREAS, on November 19, 2010 the Board authorized and approved by resolution the designation of 20,000 shares of the Corporation’s authorized shares of preferred stock, par value $0.001 per share, as Senior Series A Redeemable Preferred Stock (“Senior Series A Redeemable Preferred Stock”); and
     WHEREAS, the Board believes it is in best interest of the Corporation to increase the shares of the Corporation Senior Series A Redeemable Preferred Stock from 20,000 to 20,750.
     BE IT RESOLVED, that the designation of Senior Series A Redeemable Preferred Stock is hereby increased from 20,000 to 20,750 shares of Corporation’s authorized shares of Senior Series A Redeemable Preferred Stock; and
     RESOLVED, that notwithstanding anything set forth in the Corporation’s Certificate of Incorporation to the contrary, the number, powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the Senior Series A Redeemable Preferred Stock are to be fixed as follows:
ARTICLE 1
DIVIDENDS
     1.01. The Senior Series A Holders shall receive, in preference to the holders of the Corporation’s Equity Securities (other than the Senior Series A Redeemable Preferred) (collectively, “Junior Stock”), dividends at the Series A Dividend Rate on the Senior Series A Original Stated Amount. Such dividends shall be declared by the Board and payable in cash (out of funds legally available therefor) on each Senior Series A Dividend Date. Such dividends shall accrue from the date of issuance of the Senior Series A Redeemable Preferred Stock and shall accrue day to day, whether or not declared. Such dividends are cumulative so that if for any dividend period the dividends on the outstanding Senior Series A Redeemable Preferred Stock are not paid and/or declared and set apart, any such deficiency shall be fully paid or declared and set apart for payment, before any other distribution (by dividend or otherwise), is paid on, declared or set apart for any Junior Stock. Any dividends paid by the Corporation to a Senior Series A Holder shall first be applied in payment of accumulated dividends which are most in arrears on the shares owned by such Senior Series A Holder.

ARTICLE 2
PRIORITIES
     2.01. Dividends and Redemption. So long as any share of Senior Series A Redeemable Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared (other than dividends on shares of Common Stock payable in shares of Common Stock to facilitate stock splits), nor shall any other distribution be made, on any Junior Stock, nor shall any shares of Junior Stock be purchased, redeemed, or otherwise acquired for value by the Corporation, any Subsidiary, NYTEX Energy Holdings, Inc. or any entity that Controls NYTEX Energy Holdings, Inc. (other than any Senior Series A Holder) until all accrued dividends on the shares of Senior Series A Redeemable Preferred Stock shall have been paid in full.
     2.02. Liquidation Preferences.
          a. Upon a Liquidation, after payment or provision for payment of the debts and other liabilities of the Corporation, the Senior Series A Holders shall be entitled to receive, out of the remaining assets of the Corporation available for distribution to its stockholders, with respect to each share of Senior Series A Redeemable Preferred Stock, an amount in cash equal to all accrued and unpaid dividends thereon from the last Senior Series A Dividend Date (or, if there has not been a Senior Series A Dividend Date, from the date of issuance of such share of Senior Series A Redeemable Preferred Stock) to the date fixed for Liquidation plus an amount in cash equal to the Senior Series A Original Stated Amount (whether or not there are profits, surplus, or other funds of the Corporation legally available for the payment of dividends), before any distribution shall be made to the holders of any Junior Stock. If upon any Liquidation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Senior Series A Holders, all such accrued and unpaid dividends and the full Senior Series A Original Stated Amount to which such holder shall be entitled, the Senior Series A Holders shall share pro rata in any distribution of assets in accordance with their respective Series A Original Stated Amount.
          b. Upon a Liquidation, after payment in full of all (i) accrued and unpaid dividends to the Senior Series A Holders and (ii) Senior Series A Original Stated Amount to which the Senior Series A Holders shall be entitled, the holders of Junior Stock shall be entitled to receive, the remaining assets of the Corporation available for distribution to its stockholders in accordance with the Certificate of Incorporation (including any amendments thereto) in effect at the time of such Liquidation.
          c. In the event of a Liquidation involving the sale of shares by stockholders of the Corporation or merger, consolidation or similar stock transaction, the “remaining assets of the Corporation available for distribution” (as used in Sections 2.02(a) and (b) above) shall be deemed to be the aggregate consideration to be paid to all stockholders participating in such Liquidation. In connection with such a Liquidation, the Corporation shall concurrently with the consummation of such Liquidation, cause the redemption of all outstanding shares of Senior Series A Redeemable Preferred Stock for an amount in cash equal to the applicable amount payable with respect to such shares of Senior Series A Redeemable Preferred Stock under this Section 2.02 (subject to the priorities and limitations set forth herein).

          d. If any or all of the proceeds payable to the stockholders of the Corporation in connection with a Liquidation are in a form other than cash or marketable securities, the fair market value of such consideration shall be determined by a nationally recognized independent accounting firm mutually agreed upon by the Corporation and the Senior Series A Holders. The cost of the valuation shall be borne by the Corporation.
ARTICLE 3
VOLUNTARY REDEMPTION
     3.01. Voluntary Redemption. Any and all outstanding shares of the Senior Series A Redeemable Preferred Stock shall be subject to voluntary redemption (“Voluntary Redemption”) by the Corporation (subject to the restrictions imposed herein and by Delaware law) after the third (3rd) anniversary of the issuance of the Senior Series A Redeemable Preferred Stock (such date the Corporation exercises its redemption right being referred to henceforth as the “Voluntary Redemption Date”), at the purchase price per share applicable for such Redemption Date as follows:

Redemption Date	Purchase Price Per Share
36 (but less than 48) months after the date of issuance:	104% of the Senior Series A Original Stated Amount

48 months after the date of issuance to the Maturity Date:	103% of the Senior Series A Original Stated Amount
     3.02. The Voluntary Redemption shall be accomplished using the procedures set forth below:
          a. Notice Procedure. The Corporation shall give notice to the holder of the shares of Senior Series A Redeemable Preferred Stock to be redeemed (the “Voluntary Redemption Shares”) by certified mail, return receipt requested, at least thirty (30) days in advance of the Voluntary Redemption Date. The Voluntary Redemption Shares shall be redeemed upon payment by the Corporation to the holder of the applicable purchase price per share set forth in Section 3.01, together with the amount of any dividends declared and unpaid thereon, as of the Voluntary Redemption Date. The Corporation shall be required to redeem pro rata, based on the number of shares of Senior Series A Redeemable Preferred Stock held by the holder in relation to the number of shares of Senior Series A Redeemable Preferred Stock issued and outstanding as of the record date for Voluntary Redemption, at any time it elects to redeem the Senior Series A Redeemable Preferred Stock in part. Any Voluntary Redemption hereunder shall be subject to restrictions imposed by Delaware law regarding the circumstances under which such Voluntary Redemption may be effected.
          b. Payment Procedures. To facilitate the voluntary redemption of any shares of Senior Series A Redeemable Preferred Stock, as provided in Sections 3.01 and 3.02, the Board shall be authorized to cause the transfer books of the Corporation to be closed not more than sixty (60) days prior to the Voluntary Redemption Date, as applicable. Any notice mailed by the

Corporation shall contain the information required by Delaware law and shall be mailed to the holder at his, her or its address, certified mail, return receipt requested, as the same shall appear on the books of the Corporation. From and after the applicable Voluntary Redemption Date, and after all amounts necessary to effect such redemption have been set aside for such purpose, all rights of the holder thereof as a stockholder of the Corporation with respect to the Voluntary Redemption Shares redeemed, except the right to receive the applicable purchase price and any declared and unpaid dividends, shall cease and terminate.
          c. Delivery of Certificates. The holder shall be entitled to receive the applicable purchase price per share as set forth in Section 3.01 plus any unpaid dividends upon actual delivery to the Corporation or to such other entity as may be designated by the notice referred to in subsection b of this Section of certificates for the number of shares to be redeemed, duly endorsed in blank or accompanied by proper instruments of assignment and transfer duly endorsed in blank. Senior Series A Redeemable Preferred Stock redeemed pursuant to the provisions of this Section may, in the sole discretion of the Board, be held in the treasury of the Corporation or retired and canceled and given the status of authorized and unissued Senior Series A Redeemable Preferred Stock.
          d. No Sinking Fund. No sinking fund will be created for the redemption or purchase of the shares of Senior Series A Redeemable Preferred Stock.
ARTICLE 4
MANDATORY REDEMPTION
     4.01. Mandatory Redemption. Any and all outstanding shares of the Senior Series A Redeemable Preferred Stock shall be redeemed (“Mandatory Redemption”) by the Corporation (subject to the restrictions imposed herein and by Delaware law) immediately upon the earliest to occur of (a) the date on which a Change of Control occurs, (b) a Triggering Event and (c) the Maturity Date (such date, the “Mandatory Redemption Date”), at a purchase price per share equal to the Senior Series A Original Stated Amount, plus any accrued and unpaid dividends thereon as of the Mandatory Redemption Date.
     4.02. Subject to the Corporation having funds legally available for such purpose, the Corporation shall redeem all shares of the Senior Series A Redeemable Preferred Stock then outstanding on the Mandatory Redemption Date before any purchase, redemption or other acquisition shall be made of any Junior Stock. If the funds of the Corporation legally available for redemption of shares of Senior Series A Redeemable Preferred Stock shall be insufficient to permit the payment of the per share purchase price in Section 4.01, then the Corporation shall redeem shares of Senior Series A Redeemable Preferred Stock out of the funds legally available therefor ratably based upon the number of shares of Senior Series A Redeemable Preferred Stock held by each holder thereof. At any time and from time to time thereafter when additional funds become legally available for the redemption of capital stock of the Corporation, such funds shall be used promptly to redeem the balance of the shares of Senior Series A Redeemable Preferred Stock requested to be redeemed pro rata, in accordance with the number of shares of Senior Series A Redeemable Preferred Stock held by each holder thereof.

     4.03. At any time on or after a Mandatory Redemption Date, each holder of record of shares of Senior Series A Redeemable Preferred Stock to be redeemed on such date shall be entitled to receive the purchase price per share as determined in accordance with Section 4.01 upon actual delivery to the Corporation or its agents of the certificate or certificates representing the shares to be redeemed duly endorsed in blank or accompanied by proper instruments of assignment and transfer duly endorsed in blank. Senior Series A Redeemable Preferred Stock redeemed pursuant to the provisions of this Section may, in the sole discretion of the Board, be held in the treasury of the Corporation or retired and canceled and given the status of authorized and unissued Senior Series A Redeemable Preferred Stock. On a Mandatory Redemption Date, all rights in respect of such shares of Senior Series A Redeemable Preferred Stock to be redeemed, except the right to receive the purchase price per share, shall cease and terminate (unless default shall be made by the Corporation in the payment of the purchase price per share, in which event such rights shall be exercisable until such default is cured), and such shares shall no longer be deemed to be outstanding, whether or not the certificate or certificates representing such shares have been received by the Corporation.
ARTICLE 5
VOTING RIGHTS
     5.01. Voting Rights. Except as set forth herein, that certain Preferred Stock and Warrant Purchase Agreement, dated as of November 19, 2010, as the same may be amended, restated or otherwise modified from time to time (the “Preferred Stock and Warrant Purchase Agreement”), by and among NYTEX Energy Holdings, Inc., the Corporation and the Senior Series A Holders, or as otherwise required by applicable law, each outstanding share of Senior Series A Redeemable Preferred Stock shall not be entitled to vote on any matter on which the stockholders of the Corporation shall be entitled to vote, and shares of Senior Series A Redeemable Preferred Stock shall not be included in determining the number of shares voting or entitled to vote on any such matters; provided, however, that the Senior Series A Holders shall have the right to vote as a separate class on any amendment of this Section 5 and on any amendment, repeal or modification of any provision of this Certificate of Designations or the Certificate of Incorporation that adversely affects the powers, preferences or special rights of the Senior Series A Holders. Any action to be taken by a vote of the Senior Series A Redeemable Preferred Stock shall be authorized by the affirmative vote of the holders of a majority of the shares of Senior Series A Redeemable Preferred Stock. For so long as any shares of Senior Series A Redeemable Preferred Stock are outstanding, the Senior Series A Holders, voting as a single class, shall be entitled to elect two (2) members to the Board at any annual or special stockholders meeting, and whenever the stockholders of the Corporation act by written consent, in each case with respect to election of directors, and such directors shall also be appointed to any committees of the Board. Notwithstanding anything to the contrary contained herein or the Certificate of Incorporation or the Corporation’s Bylaws, upon the occurrence of a Triggering Event, the holders of a majority of the outstanding shares of Senior Series A Preferred Stock, may, at anytime thereafter, by written notice to the Corporation, increase the number of directors constituting the Board up to that number of directors that would give such Senior Series A Holders control of a majority of the Board, and to designate such additional directors to the Board.

ARTICLE 6
PROTECTIVE PROVISIONS
     6.01. Protective Provisions. Without the affirmative vote of the holders of at least 66.66% of the then outstanding Senior Series A Redeemable Preferred Stock, voting together as a class, the Corporation shall not take any action to (a) effect a reclassification or recapitalization of the outstanding capital stock of the Corporation (whether by merger or otherwise), (b) except as provided herein, redeem shares of Preferred Stock or Common Stock (excluding shares of Common Stock repurchased from employees, officers, directors, consultants or other persons performing services for the Corporation pursuant to agreements under which the Corporation has the option to repurchase such shares at the lower of the price paid to the Corporation for the issuance of such shares or the fair market value of such shares upon the occurrence of certain events, such as the termination of employment), (c) effect a Liquidation, (d) authorize or issue capital stock with rights or privileges that are equal to or superior to the Senior Series A Redeemable Preferred Stock, (e) amend or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation or Bylaws to change the rights of the Senior Series A Redeemable Preferred or increase or decrease the number of authorized shares of Senior Series A Redeemable Preferred, (f) amend any provision of, or add any provision to, the Corporation’s Certificate of Incorporation or Bylaws to increase the number of directors serving on the Board from five other than as provided herein.
ARTICLE 7
MISCELLANEOUS
     7.01. Notices of Record Date. In the event of any taking by the Corporation of record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Senior Series A Redeemable Preferred Stock at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend or right.
     7.02. Waiver. Any right, powers or preferences of the holders of Senior Series A Redeemable Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of at least 66.66% of the shares of Senior Series A Redeemable Preferred Stock then outstanding.
ARTICLE 8
CERTAIN DEFINITIONS
     8.01. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Preferred Stock and Warrant Purchase Agreement.
     8.02. Certain Other Defined Terms.
          a. “Affiliate” means, with respect to any Person, any (a) director, officer, limited or general partner, member or shareholder holding 5% or more of the outstanding capital shares or other Equity Securities of such Person, (b) spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of a Person specified in clause (a) above relating to such Person) and (c) other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.
          b. “Control” means (including, with correlative meanings, “controlled by” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
          c. “Equity Securities” means the outstanding capital stock of the Corporation, including, without limitation, all securities convertible into or exchangeable for capital stock of the Corporation, and all options, warrants, and other rights to purchase or otherwise acquire from the Corporation capital stock of the Corporation, including any share appreciation or similar rights, contractual or otherwise.
          d. “Liquidation” means, unless the holders of 66.66% of the then outstanding shares of Senior Series A Redeemable Preferred Stock elect otherwise by written notice to the Corporation, (i) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in another jurisdiction, or (ii) the consummation of any transaction which results in a Change of Control.
          e. “Person” shall be construed as broadly as possible and shall include an individual or natural person, a partnership (including a limited liability partnership), a corporation, an association, a joint share company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity.
          f. “Senior Series A Dividend Date” means December 31, March 31, June 30 and September 30 of each year.
          g. “Series A Dividend Rate” means a rate per annum of fourteen percent (14%) (calculated on the basis of a year of 360 days consisting of twelve (12) thirty (30)-day months); provided, however, that upon the occurrence and during the continuance of an Event of Default, the rate shall increase to the rate of sixteen percent (16%) per annum.
          h. “Senior Series A Holder” means a holder of shares of Series A Redeemable Preferred Stock.
          i. “Senior Series A Original Stated Amount” means $1,000 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and related transactions with respect to such shares).
          j. “Subsidiary” means, with respect to any Person, any other partnership (including limited liability partnership), corporation, limited liability company, association, joint stock company, trust, joint venture or unincorporated organization, of which fifty percent (50%) or more of the equity interests or other interests entitled to vote in the election of directors or comparable Persons performing similar functions are at the time owned or Controlled, directly or indirectly through one or more Subsidiaries, by such Person.
          k. “Triggering Event” means the occurrence of a Default that remains uncured for seventy-five (75) days; provided, that payment to the Senior Series A Holders of all amounts owing to them as a result of a Default shall be considered a cure of a Default.

     In testimony whereof, NYTEX FDF Acquisition, Inc. has caused this Certificate to be signed by its President on November 22, 2010.

NYTEX FDF ACQUISITION INC.

By:
Michael K. Galvis
President and CEO